Exhibit 10.1

Sprint - Finance
Mailstop: KSOPHF0410-4A427
6200 Sprint Parkway
Overland Park, KS 66251

March 4, 2013

Ryan Siurek
6480 Sprint Parkway
Overland Park, KS 66251

Dear Ryan:

I am pleased to inform you that you have been selected to receive a special cash retention award.

This retention award consists of two payments totaling $132,500. You will vest in your award 50% the earlier of 1) the Sprint-SoftBank transaction closing, or 2) October 31, 2013. The second 50% will vest one year after the date the first payment vests. Payments will be made as soon as administratively practicable following vesting.

Additional terms of award payment -

•	Involuntary termination without cause:

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In addition to your severance package, if your employment is involuntarily terminated without cause, you will receive the entire award payment as soon as administratively practicable after termination.

•	Termination for any other reason:

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If you have a termination of employment for any other reason (including voluntary termination, acceptance of a voluntary separation package, termination for cause, or unsatisfactory performance), you will forfeit any unpaid retention award payments in their entirety.

I look forward to your ongoing contributions.

Best Regards,

Joseph J. Euteneuer
Chief Financial Officer